PRESS RELEASE
FOR IMMEDIATE RELEASE
Contact:
Derek K. Cole
Director, Investor Relations
303-464-3986
derek.cole@myogen.com
MYOGEN ANNOUNCES SALE OF MYOGEN GMBH
Denver, Colorado, February 2, 2006 — Myogen, Inc. (Nasdaq: MYOG), a biopharmaceutical company focused on the discovery, development and commercialization of small molecule therapeutics for the treatment of cardiovascular disorders, today announced the sale of Myogen GmbH, its wholly-owned European subsidiary, and the sublicense of its rights to Perfan® I.V. (intravenous enoximone) in markets outside North America to Wülfing Holding GmbH.
Under the terms of the sale and sublicense agreements, Wülfing has agreed to pay Myogen approximately $6.1 million on or prior to February 10, 2006 and a royalty on future net sales of Perfan® I.V. In exchange, Wülfing will receive an exclusive sublicense to manufacture and commercialize Perfan® I.V. in markets outside North America , all of the outstanding capital stock of Myogen GmbH, rights to certain Perfan® I.V. trademarks and all existing inventories of Perfan® I.V. finished product.
“We are pleased to have reached an agreement that will assure continued patient access to Perfan® I.V.,” said John R. Julian, Senior Vice President, Commercial Development of Myogen. The sale of Myogen GmbH allows us to focus on the strategic requirements of our development-stage assets, ambrisentan and darusentan, while bringing in additional financial resources to support these activities.”
About Perfan I.V.
Intravenous enoximone is a positive inotropic agent indicated for the treatment of acute decompensated heart failure and various uses in the cardiac surgery setting. Perfan® I.V. is currently available in eight European markets. The product was licensed from Hoechst Marion Roussel Inc. (now Sanofi-Aventis) in 1999. Our current contract and terms remain in effect.
About Myogen
Myogen has two product candidates in late-stage clinical development: ambrisentan for the treatment of patients with pulmonary arterial hypertension (PAH) and darusentan for the treatment of patients with resistant hypertension. The Company, in collaboration with Novartis, also conducts a target and drug discovery research program focused on the development of disease-modifying drugs for the treatment of chronic heart failure and related cardiovascular disorders. Please visit the company’s website at www.myogen.com.
Safe Harbor Statement
This press release contains forward-looking statements that involve significant risks and uncertainties, including summary statements relating to the company’s future receipt of proceeds from the sale and sublicense transactions. Actual results could differ materially from those projected and the Company cautions investors not to place undue reliance on the forward-looking statements contained in this release.
Myogen is at an early stage of development and may not ever have any products that generate significant revenue. Additional risks and uncertainties relating to the Company and its business can be found in the “Risk Factors” section of Myogen’s Form 10-K for the year ended December 31, 2004 and Myogen’s reports on Form 10-Q and Form 8-K. It is Myogen’s policy to only update or reconfirm its public guidance by issuing a press release or filing a periodic or current report with the Securities and Exchange Commission.
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